Exhibit 95
Mine Safety Disclosures
The following disclosures are provided pursuant to Securities and Exchange Commission (SEC) regulations, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate coal mines regulated under the Federal Mine Safety and Health Act of 1977 (the Mine Act). The disclosures reflect United States (U.S.) mining operations only, as these requirements do not apply to our mines operated outside the U.S.
Mine Safety Information. Whenever the Mine Safety and Health Administration (MSHA) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a violation which describes the associated condition or practice and designates a timeframe within which the operator must abate the violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until hazards are corrected. Whenever MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the violation that the operator is ordered to pay. Citations and orders can be contested and appealed and, as part of that process, are often reduced in severity and amount, and are sometimes vacated. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the company and mine. Since MSHA is a branch of the U.S. Department of Labor, its jurisdiction applies only to our U.S. mines. As such, the mine safety disclosures that follow contain no information for our Australian mines.
The tables that follow reflect citations and orders issued to us by MSHA during the three and nine months ended September 30, 2017, as reflected in our systems. The tables include only those mines that were issued orders or citations during the periods presented and, commensurate with SEC regulations, do not reflect orders or citations issued to independent contractors working at our mines. Due to timing and other factors, our data may not agree with the mine data retrieval system maintained by MSHA. The proposed assessments for the three and nine months ended September 30, 2017 were taken from the MSHA system as of November 1, 2017.
Additional information about MSHA references used in the tables is as follows:

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Section 104 S&S Violations: The total number of violations received from MSHA under section 104(a) of the Mine Act that could significantly and substantially contribute to a serious injury if left unabated.

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Section 104(b)Orders: The total number of orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

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Section 104(d) Citations and Orders: The total number of citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

•	Section 104(e) Notices: The total number of notices issued by MSHA under section 104(e) of the Mine Act for a pattern of violations that could contribute to mine health or safety hazards.

•	Section 110(b)(2)Violations: The total number of flagrant violations issued by MSHA under section 110(b)(2) of the Mine Act.

•	Section 107(a) Orders: The total number of orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.

•	Proposed MSHA Assessments: The total dollar value of proposed assessments from MSHA.

•	Fatalities: The total number of mining-related fatalities.

Three Months Ended September 30, 2017

	Section 104 S&S Violations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 104(e) Pattern of Violations	Section 110(b)(2) Violations	Section 107(a) Orders	($) Proposed MSHA Assessments
Mine (1)								Fatalities
							(In thousands)
Midwestern U.S. Mining
Arclar Preparation Plant	—	—	—	—	—	—	0.1	—
Bear Run	2	—	—	—	—	—	2.9	—
Francisco Underground	40	—	2	—	—	—	142.3	—
Gateway North	23	—	—	—	—	—	36.7	—
Gateway Preparation Plant	—	—	—	—	—	—	0.1	—
Somerville Central	1	—	—	—	—	—	0.5	—
Wild Boar	—	—	—	—	—	—	0.3	—
Wildcat Hills Underground	24	—	—	—	—	—	124.5	—
Powder River Basin Mining
Caballo Mine	3	—	—	—	—	—	3.9	—
Western U.S. Mining
El Segundo	2	—	—	—	—	—	8.7	—
Kayenta	—	—	—	—	—	—	0.8	—
Lee Ranch	1	—	—	—	—	—	0.7	—
Twentymile (Foidel Creek Mine)	6	—	—	—	—	—	12.6	—

(1)
The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us. Where applicable, we have parenthetically listed the name of the mine per the MSHA system. Also, all mines are listed alphabetically within each of our U.S. mining segments.

Nine Months Ended September 30, 2017

	Section 104 S&S Violations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 104(e) Pattern of Violations	Section 110(b)(2) Violations	Section 107(a) Orders	($) Proposed MSHA Assessments
Mine (1)								Fatalities
							(In thousands)
Midwestern U.S. Mining
Arclar Preparation Plant	—	—	—	—	—	—	0.1	—
Bear Run	7	—	—	—	—	—	12.5	—
Francisco Preparation Plant (Francisco Mine)	2	—	—	—	—	—	1.8	—
Francisco Underground	87	—	3	—	2	—	289.0	—
Gateway North	32	—	—	—	—	—	62.1	—
Gateway Preparation Plant	—	—	—	—	—	—	0.2	—
Somerville Central	5	—	—	—	—	—	6.1	—
Wild Boar	—	—	—	—	—	—	0.5	—
Wildcat Hills Cottage Grove Pit	1	—	—	—	—	—	1.2	—
Wildcat Hills Underground	80	—	—	—	—	—	318.3	—
Powder River Basin Mining
Caballo	4	—	—	—	—	—	10.3	—
North Antelope Rochelle	7	—	—	—	—	—	13.4	—
Rawhide	3	—	—	—	—	—	5.6	—
Western U.S. Mining
El Segundo	3	—	—	—	—	—	11.0	—
Kayenta	16	—	—	—	—	—	25.7	—
Lee Ranch	1	—	—	—	—	—	1.2	—
Twentymile (Foidel Creek Mine)	23	—	1	—	—	1	135.7	—

(1)
The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us. Where applicable, we have parenthetically listed the name of the mine per the MSHA system. Also, all mines are listed alphabetically within each of our U.S. mining segments.

Pending Legal Actions. The Federal Mine Safety and Health Review Commission (the Commission) is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. These cases may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA, or complaints of discrimination by miners under section 105 of the Mine Act. The following is a brief description of the types of legal actions that may be brought before the Commission.

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Contests of Citations and Orders: A contest proceeding may be filed with the Commission by operators, miners or miners’ representatives to challenge the issuance of a citation or order issued by MSHA, including citations related to disputed provisions of operators' emergency response plans.

•
Contests of Proposed Penalties (Petitions for Assessment of Penalties): A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the violation. Such proceedings may also involve appeals of judges' decisions or orders to the Commission on proposed penalties, including petitions for discretionary review and review by the Commission on its own motion.

•
Complaints for Compensation: A complaint for compensation may be filed with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.

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Complaints of Discharge, Discrimination or Interference: A discrimination proceeding is a case that involves a miner’s allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint. This category includes temporary reinstatement proceedings, which involve cases in which a miner has filed a complaint with MSHA stating he or she has suffered discrimination and the miner has lost his or her position.

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Applications for Temporary Relief: An application for temporary relief from any modification or termination of any order or from any order issued under certain subparts of section 104 of the Mine Act may be filed with the Commission at any time before such order becomes final.

The table that follows presents information by mine regarding pending legal actions before the Commission at September 30, 2017. Each legal action is assigned a docket number by the Commission and may have as its subject matter one or more citations, orders, penalties or complaints.

	Pending Legal Actions						Legal Actions Initiated During the Three Months Ended September 30, 2017	Legal Actions Resolved During the Three Months Ended September 30, 2017
	Number of Pending Legal Actions as of September 30, 2017	Pre-Penalty Contests of Citations/Orders	Contests of Penalty Assessment (2)	Complaints for Compensation	Complaints of Discharge, Discrimination or Interference	Applications for Temporary Relief
Mine(1)

Midwestern U.S. Mining
Francisco Underground	19	—	19	—	—	—	6	8
Gateway	—	—	—	—	—	—	—	4
Gateway North	—	—	—	—	—	—	—	1
West 61	—	—	—	—	—	—	—	1
Wildcat Hills Underground	3	—	3	—	—	—	1	3
Powder River Basin Mining
North Antelope Rochelle	—	—	—	—	—	—	—	1
Western U.S. Mining
Twentymile (Foidel Creek)	11	3	8	—	—	—	2	1

(1)
The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us. Where applicable, we have parenthetically listed the name of the mine per the MSHA system. Also, all mines are listed alphabetically within each of our U.S. mining segments.

(2)	Contests included a total of 1 appeals of judge's decisions or orders to the Commission as of September 30, 2017.